UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2010

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d)           On April 1, 2010, the Board of Directors of CAS Medical Systems, Inc. (the “Company”) increased its size from five members to six and appointed Kenneth R. Weisshaar to fill the vacancy on the Board resulting from its increase in size.  Mr. Weisshaar has also been appointed to serve as a member of the Audit Committee of the Company’s Board of Directors.

Mr. Weisshaar is currently a director of Orthofix International N.V., a Nasdaq-listed orthopedics company, and of Precision Therapeutics, a private company involved in cancer diagnostics.  He was previously a director of Digene Corporation, a Nasdaq-listed company that focused on DNA testing for cervical cancer, until it was acquired in 2007.  Mr. Weisshaar was COO and strategy advisor for Sensatex, Inc., a private company in wireless vital signs monitoring, from 2000 to 2002.  Prior to that, he spent 12 years as a corporate officer at Becton, Dickinson and Company, a medical technology company, where at different times he was responsible for global businesses in medical devices and diagnostic products and served as Chief Financial Officer and VP, Strategic Planning.  He also spent six years as a management consultant at McKinsey & Company, where he consulted for technology-based companies on corporate strategy and business operations.  Mr. Weisshaar earned a BS degree from Massachusetts Institute of Technology and an MBA from Harvard University.

The Company issued a press release with respect to the foregoing appointment, which is attached hereto as Exhibit 99.1.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibit is filed as part of this report:

99.1	Press Release dated April 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: April 1, 2010	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer